                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                          PREMARK INTERNATIONAL, INC.
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                (Name of Registrant as Specified in Its Charter)
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

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     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

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pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee
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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or
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

PREMARK INTERNATIONAL LOGO
Premark International, Inc., 1717 Deerfield Road, Deerfield, Illinois 60015

                                                                  March 23, 1999

To Our Shareholders:

     You are invited to attend the Company's annual meeting of shareholders to be held on Wednesday, May 5, 1999, at the Hilton Chicago O'Hare Airport hotel located at O'Hare International Airport, Chicago, Illinois 60666. The meeting will begin at 11:00 a.m.

     The attached notice of meeting and proxy statement describe the business to be conducted. We will also report on the current activities of the Company, and you will have an opportunity to ask questions.

     Ruth M. Davis, Ph.D. and Lloyd C. Elam, M.D. will retire at the meeting. They have been directors since Premark's inception in 1986, and I would like to take this opportunity to thank them for their guidance over the years. Their dedication and valuable service have greatly benefitted the Company and its shareholders.

     Whether or not you plan to attend the meeting, we urge you to sign the enclosed proxy card and return it as soon as possible so that your shares will be represented.

                                          Sincerely,

                                          James M. Ringler

                                          JAMES M. RINGLER
                                          Chairman of the Board,
                                          Chief Executive Officer and President

[Premark Logo]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The 1999 annual meeting of shareholders of Premark International, Inc. will be held at the Hilton Chicago O'Hare Airport hotel located at O'Hare International Airport, Chicago, Illinois 60666, on Wednesday, May 5, 1999, at 11:00 a.m., to consider and vote upon:

     1. the election of one director for the term expiring at the 2001 annual meeting, and three directors for the term expiring at the 2002 annual meeting;

     2. the proposal to ratify the appointment of independent auditors for the fiscal year ending December 25, 1999;

     3. the proposal to approve an amendment of the 1994 Incentive Plan and reapprove performance goals under the Plan; and

     4. such other business as may properly come before the meeting and any adjournment thereof.

     The above matters are discussed in more detail in the attached proxy statement.

     Please complete and sign the enclosed proxy card and return it promptly in the accompanying postpaid envelope. This will ensure that your vote is counted, whether or not you attend the meeting.

     If your shares are held in your name and you plan to attend the meeting, please check your proxy card in the space provided. Your admission ticket will be mailed. If your shares are not registered in your name, but are held by an institution, such as a brokerage firm, bank or trust fund, please advise that institution that you wish to attend, and they will provide you with information needed for admission.

                                          By order of the Board of Directors,

                                          JOHN M. COSTIGAN
                                          JOHN M. COSTIGAN
                                          Secretary

March 23, 1999

LOGO

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of Premark International, Inc. (the "Company") of proxies to be voted at the annual meeting of shareholders of the Company to be held on May 5, 1999, and at any adjournment thereof. This proxy statement and the enclosed proxy card are being mailed on or about March 23, 1999.

VOTING AT THE MEETING

     The Board of Directors (the "Board") fixed the close of business on March 8, 1999, as the record date for determining shareholders entitled to vote at the meeting. On that date there were 61,580,532 shares of the Company's common stock outstanding, each of which will be entitled to one vote. A majority of the shares entitled to vote at the meeting will constitute a quorum.

     Shares will be voted in accordance with your instructions on a properly signed proxy card. If no instructions are indicated, your shares will be voted as recommended by the Board. A shareholder who has given a proxy may revoke it by voting in person at the meeting or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company. The Company has appointed an officer of Norwest Bank Minnesota, N.A., transfer agent for the Company, to act as tabulator of the votes, and Gregory J. Mancuso, Assistant General Counsel and Assistant Secretary of the Company, to act as inspector of the vote at the meeting.

     The Company's By-Laws require the affirmative vote of a plurality of the votes cast at the meeting for the election of directors and the affirmative vote of a majority of the votes cast for the approval of the independent auditors. For the approval of the amendment to the 1994 Incentive Plan and of performance goals under the Plan (Proposal 3), an affirmative vote is required of a majority of the shares of the Company's common stock present, or represented, and entitled to vote at the meeting. Broker non-votes are not treated as votes cast for purposes of any of the matters to be voted upon at the meeting. Abstentions are not treated as votes cast for purposes of the election of directors and the approval of independent auditors. They are counted as present and, in effect, as votes against Proposal 3.

1. ELECTION OF DIRECTORS

BOARD OF DIRECTORS

     The Board is divided into three classes of directors. At each annual meeting, members of one class, on a rotating basis, are elected for a three-year term; however, at this meeting directors in two classes have been nominated.

     Gary P. Coughlan has been nominated for the term expiring at the 2001 annual meeting. The abbreviated term is to balance the classes following the retirement of two directors.

     Harry W. Bowman, W. James Farrell and Janice D. Stoney have been nominated for the term expiring at the 2002 annual meeting.

     Unless otherwise specified, proxy votes will be cast for the election of all of the nominees. If any nominee should be unavailable for election, resign or withdraw, the Board has authority to reduce the number of directors or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Should other vacancies occur, the Board has authority to elect other candidates. Shareholder nominations of persons for election as directors are subject to the notice requirements described under the caption "Other Matters" appearing later in this proxy statement.

     Information as of March 8, 1999 concerning the nominees and continuing directors is as follows:

NOMINEES FOR ELECTION AS DIRECTORS

- FOR THE TERM EXPIRING IN 2001:

     GARY P. COUGHLAN, Senior Vice President, Finance and Chief Financial Officer of Abbott Laboratories, Inc., a provider of health care products and services. Directorship: Fort James Corporation. Age: 55. First Elected: March 1999.

- FOR THE TERM EXPIRING IN 2002:

     HARRY W. BOWMAN, President and Chief Executive Officer of The Stiffel Company, a manufacturer and distributor of lighting, since January 1999. Mr. Bowman served as Chairman of the Board, President and Chief Executive Officer of Outboard Marine Corporation, a manufacturer of marine products and accessories, from 1995 to 1997; as Executive Vice President of Whirlpool Corporation in 1994 and 1995; and previously as President, Whirlpool Europe. Age 55. First elected:
1997.

     W. JAMES FARRELL, Chairman and Chief Executive Officer of Illinois Tool Works Inc., a multinational manufacturer of highly engineered fasteners, components, assemblies and systems. Previously, Mr. Farrell served as Illinois Tool Works' President and Chief Executive Officer in 1995 and 1996 and its Executive Vice President. Directorships: Illinois Tool Works Inc., Morton International, Inc. and The Quaker Oats Co. Age 56. First elected: 1996.

     JANICE D. STONEY retired in 1992 as Executive Vice President, Total Quality System, US WEST Communications, Inc., a communications company and an affiliate of US WEST, Inc. Directorships: Guarantee Life Insurance Co. and Whirlpool Corporation. Age 58. First elected: 1989.

DIRECTORS CONTINUING IN OFFICE:

     RICHARD S. FRIEDLAND, former Chairman of the Board and Chief Executive Officer of NextLevel Systems, Inc., a worldwide supplier of communication networks, from July to October 1997. He previously served as Chairman of the Board and Chief Executive Officer of General Instrument Corporation from 1995 to 1997, and as its President and Chief Operating Officer prior thereto.
Directorship: Tech-Sym Corporation. Term expires in 2000. Age 48. First elected:
1997.

     JOHN B. MCKINNON, retired Dean of the Babcock Graduate School of Management, Wake Forest University. Directorships: Ruby Tuesday, Inc. and Morrison Healthcare, Inc. Term expires 2001. Age 64. First elected: 1986.

     DAVID R. PARKER, Vice Chairman of AmeriServe Food Distribution, Inc., a leading food-service distribution company, since May 1998. Previously, Mr. Parker served as Chairman of ProSource, Inc. Directorships: Tupperware Corporation and Applied Graphics Technologies, Inc. Term expires in 2000. Age
55. First elected: 1990.

     JAMES M. RINGLER, Chairman of the Board of the Company since 1997, and President and Chief Executive Officer since 1996. Prior to that he served as the Company's President and Chief Operating Officer. Directorships: Reynolds Metals Company and Union Carbide Corporation. Term expires in 2000. Age 53. First elected: 1990.

RETIRING DIRECTORS:

     RUTH M. DAVIS, PH.D., President and Chief Executive Officer of the Pymatuning Group, Inc., a technology management services firm. Dr. Davis is Chairman of the Board of Trustees of the Aerospace Corporation and a Trustee of Consolidated Edison Company of New York. Directorships: Air Products and

Chemicals, Inc.; BTG, Inc.; Ceridian Corporation; Principal Mutual Life Insurance Company; Tupperware Corporation; and Varian Associates. Age 70. First elected: 1986.

     LLOYD C. ELAM, M.D., retired Distinguished Professor of Meharry Medical College, having also served as its Chancellor and President. Directorships:
Merck & Co., Inc. and Tupperware Corporation. Age 70. First elected: 1986.

BOARD COMMITTEES

     The AUDIT AND CORPORATE RESPONSIBILITY COMMITTEE held four meetings in 1998. It reviews the scope and results of the independent audit, recommends independent auditors to the Board, approves services and fees of independent auditors, and reviews internal control systems and accounting policies. The Committee also reviews the Company's adherence to both the spirit and letter of the law, including the areas of employee safety and health and environmental responsibility, and recommends corporate policies with respect to affirmative action, equal employment opportunity and similar issues of social significance. It also reviews employee benefit plan investment performance and policies.

     The Committee charter provides that membership be composed solely of directors who are not employees of the Company or any of its subsidiaries. Members are Mr. Parker (Chairperson), Dr. Davis, and Messrs. Farrell and McKinnon.

     The COMPENSATION AND DIRECTORS COMMITTEE held six meetings in 1998. It identifies, reviews qualifications of and recommends candidates to the Board for election as directors and acts on other matters pertaining to Board membership. The Committee will consider recommendations by shareholders of candidates for Board membership. See "Other Matters" appearing later in this proxy statement for procedures for shareholder nominations. The Committee also evaluates the performance of senior management, including the Chief Executive Officer, and makes compensation recommendations to the Board. It directs the administration of the management incentive plans and appoints members of senior management responsible for the design, funding and administration of employee benefit plans.

     The Committee charter provides that membership be composed solely of directors who are not employees of the Company or any of its subsidiaries. Members are Mrs. Stoney (Chairperson), Mr. Bowman, Dr. Elam and Mr. Friedland.

     THE EXECUTIVE COMMITTEE did not meet in 1998. It has most of the powers of the Board and can act when the Board is not in session. Members of this Committee are Mr. Ringler (Chairperson), Dr. Davis and Messrs. Farrell and McKinnon.

BOARD MEETINGS AND DIRECTORS' ATTENDANCE

     Five Board meetings and 10 committee meetings were held in 1998. All directors attended 100% of the meetings of the Board and committees on which he or she served, except for one director who attended 81.8% of such meetings and another who attended 77.8% of such meetings.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

     Directors who are also employees of the Company receive no additional compensation for service on the Board.

     Each non-employee director receives an annual retainer of $26,000. Additionally, the Chairperson of each Board Committee receives a $4,000 annual retainer, and the other committee members receive $2,000 annual retainers. A $1,500 fee is also paid for each Board and regular committee meeting attended.

     Non-employee directors may defer payment of all or part of the retainer and attendance fees, in which event interest would be credited to the deferred amount at the prime rate. No director has elected to defer fees. Under the Company's Director Stock Plan, non-employee directors may elect to receive their annual retainers in cash or in shares of Company common stock, or they may elect to apply the retainer toward a reduced price on stock options. The Plan also provides for the grant of 1,000 shares of Company common stock to each new non-employee director after three months of service on the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of December 31, 1998, beneficial owners known to own more than 5% of the Company's common stock, its only class of outstanding voting securities, are as follows:

                    NAME AND ADDRESS OF                         AMOUNT AND NATURE OF       PERCENT
                      BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP       OF CLASS
                    -------------------                         --------------------       --------
Bankers Trust New York Corporation..........................          9,349,673(1)          15.1%
One Bankers Trust Plaza
New York, New York 10006
Harris Associates L.P. .....................................          6,908,091(2)          11.2%
Two North LaSalle Street, Suite 500
Chicago, Illinois 60602-3790

---------------
(1) Bankers Trust New York Corporation and its wholly-owned subsidiaries, Bankers Trust Company and BT Alex. Brown Incorporated (the "Bank"), act as trustees for various employee benefit plan trusts and as investment advisors. The Bank has sole voting power with respect to 194,541 shares, sole investment power with respect to 504,819 shares and shared investment power with respect to 250 shares. The Bank serves as the Trustee of the Premark International, Inc. Master Defined Contribution Trust, which holds 8,844,604 shares. These shares are held for the individual accounts of approximately 7,290 employees of the Company who participate in the Premark stock fund in Company-sponsored plans. The Trustee must solicit and follow voting instructions from the participants. For shares not instructed and shares not yet allocated to participant accounts, the Trustee, in accordance with the terms of the trust, will vote the shares in the same proportion as the Trustee has been instructed to vote by the participants.

(2) Harris Associates L.P. has sole investment power with respect to 5,326,791 shares, shared investment power with respect to 1,581,300 shares and shared voting power with respect to 6,908,091 shares. Harris is an investment management firm that provides services to institutional and individual clients.

REPORT OF THE COMPENSATION AND DIRECTORS COMMITTEE ON EXECUTIVE COMPENSATION

     In 1998, the Committee met six times to review, evaluate and approve compensation and benefit matters for senior executives of the Company. The Committee recommends to the Board compensation for the Chief Executive Officer ("CEO") and five other executives and determines compensation for other executive officers.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Committee's executive compensation philosophy is to pay competitive annual salaries, coupled with a leveraged incentive system that pays more-than-competitive total compensation for performance exceeding financial goals, and less-than-competitive total compensation for performance below financial goals. The leveraged incentive system consists of an annual cash plan, a long-term cash and stock incentive compensation plan, and a stock compensation plan consisting primarily of stock options.

     Executive compensation programs are designed to attract, motivate and retain talented executives and to align the interests of the Company's executives with shareholders by having a significant portion of compensation vary with Company and/or business unit performance.

     The Committee determines compensation competitiveness by periodically reviewing compensation survey data furnished by independent compensation consulting firms. The data include predicted market values for salaries, bonuses, total cash compensation, stock options and various other long-term incentives provided by companies with whom the Company competes for executive talent. The companies whose data are represented in these surveys include companies of varying sizes and performance levels, and are not the same companies that comprise the comparator group index in the Performance Graph included in this proxy statement. The Committee believes that the Company's competitors for executive talent are not confined to those companies that would be included in a comparator group established for comparing shareholder returns.

     The Committee believes that the Company's compensation program for senior executives aligns executive interest with long-term shareholder value creation by:

     -- emphasizing "at risk" pay such as bonuses, stock options and long-term incentives;
     -- emphasizing long-term compensation such as stock options and long-term incentives; and
     -- rewarding financial results rather than individual performance against individual objectives.

     Section 162(m) of the Internal Revenue Code places limits on the tax deductibility of compensation paid to certain senior officers unless certain requirements are met. The Company's executive compensation programs and the actions of the Committee have been structured to comply with Section 162(m). The Committee reserves the right to forego deductibility, however, if in its discretion it believes a particular compensation program or payment is consistent with the overall best interests of the Company and its shareholders.

KEY ELEMENTS OF EXECUTIVE COMPENSATION

     The Company's executive compensation program consists of two key elements:
1) annual components, i.e., base salary and short-term (annual) incentive, and
2) long-term components, i.e., long-term incentive and stock options. The policies with respect to each of these elements, as well as the basis for determining the compensation of the CEO, are described below.

BASE SALARIES

     In establishing the salary ranges of the CEO and the other executives named in the Summary Compensation Table (the "Named Officers"), the Committee considers the competitive data described earlier. Range midpoints are set at approximately the 50th percentile (median) of the market. Within those ranges, individual salaries vary based upon an individual's work experience, past performance and future potential, level of responsibility, impact on the business and tenure with the Company. Base salaries for newly-hired executives are determined at the time of hire, taking into account the above factors other than tenure. The CEO receives salary increase consideration at approximately 18 month intervals, while other senior executives receive salary increase consideration at 12 to 15 month intervals.

     Individual salary increases are based on the performance of the individual executives and on the performance of the Company in the case of the CEO. Salary adjustments for the CEO and the other Named Officers are subject to approval by the full Board, based upon the recommendation of the Committee.

     The salaries of the executive officers as a group are, on average, 99% of the predicted medians of the survey data referred to previously.

SHORT-TERM INCENTIVES

     The Company's annual cash incentive program for executives is based entirely on financial performance and is designed to promote the annual financial objectives of the organization. Financial objectives are subject to review and approval by the Committee at the beginning of each year.

     Participants include the CEO, the other Named Officers and other management employees whose contributions directly influence annual financial results. The CEO's and the other Named Officers' target incentive opportunities, which are subject to Committee review and approval annually, are established as a percentage of salary based on job level, impact on results and the competitive data referred to previously. The CEO's and other Named Officers' targets ranged from 45% to 65% of base salary, and potential awards calculated on financial performance ranged from 0% to 200% of target.

     For 1998, business units were required to meet a prescribed working capital turnover threshold to qualify for any incentive award. Net income, adjusted to the extent average working capital exceeded or fell below the working capital targets, was the financial measure for all executive-level business unit incentives, including those for Messrs. Deering and Reeb. Messrs. Deering and Reeb achieved 200% of their targets.

     Net income was the measure for the corporate office staff, including Messrs. Ringler, Skatoff and Costigan. Because the Company exceeded its net income maximum, the awards to Messrs. Ringler, Skatoff and Costigan were equal to 200% of their targets. The average percentage award to the Named Officers was 200% of target.

LONG-TERM INCENTIVES

     The Company's long-term incentive program is based entirely on financial performance and is designed to promote the long-term objectives of the organization, as well as to serve as a retention incentive.

     Participants include the CEO and the other Named Officers, as well as key employees who are in a position to make substantial contributions to the accomplishment of long-term financial objectives. Each participant's target incentive opportunity is established as a percentage of salary and is based on job level, impact on results, and the competitive data referred to previously.

     For the 1996 to 1998 long-term incentive plan, the CEO's and the other Named Officers' targets ranged from 22.5% to 32.5% of base salary, and potential awards ranged from 0% to 300% of target.

     Segment profit was the measure for the 1996 to 1998 long-term incentive plan for the corporate office and business units. Messrs. Ringler, Costigan and Skatoff achieved 280.9% of their targets, and Messrs. Deering and Reeb achieved 6.9% and 300% of their segment profit targets, respectively. The average percentage award to the Named Officers was 229.9% of target.

     Financial objectives are subject to review and approval by the Committee at the beginning of each performance period. For the three-year plan for years 1998 to 2000, segment profit is the financial measure for all business units, and net income and total shareholder return relative to the Standard & Poor's MidCap Industrials Index are the financial measures for the corporate office. The CEO's and the other Named Officers' targets range from 25% to 50% of annual salary. Awards can range from 0% to 300% of target for the corporate office and all business units except the Food Equipment Group, where the range for the 1998 to 2000 period is 0% to 500%. Any awards earned are paid out in stock and cash.

ADMINISTRATION OF SHORT AND LONG-TERM INCENTIVE PLANS

     The Committee verifies the actual performance achieved as a precondition to approving award payouts. It reserves the right to interpret financial results and to determine the proper treatment of changes in accounting standards, non-recurring unusual events, and capital gains and losses. In the cases of the CEO and the other Named Officers, awards are calculated so as to exclude the effects of such items. The Committee's discretion is limited to reducing or withholding awards.

STOCK OPTIONS

     The grant of stock options to key employees encourages equity ownership and aligns management interest with the interests of shareholders. Because options are subject to forfeiture if the employee leaves the Company prior to their becoming exercisable, options also provide an incentive to remain with the Company long term. The Company has guidelines regarding the ownership of designated levels of Company stock by senior management.

     Stock options are granted annually to the CEO and the other Named Officers, and to other key employees who have strategic impact on resource allocation, operations, product, technology, investment or policy matters. The aggregate number of options granted, as well as each individual grant to the CEO and the other Named Officers, are based on competitive norms derived from the survey data referred to previously, and are subject to Committee approval. The competitive norms include grant size data (number of shares times exercise price) for companies granting options in conjunction with one or more additional long-term incentive programs. The size of the annual 1998 grants for the executive officers as a group approximates the median of the competitive norms.

     In addition to the 1998 annual option grant, 47 key executives received a special grant of options. The grants were conditioned on extending the vesting date on any option grants received in 1996 in connection with the Company's spin-off of Tupperware Corporation. These special grants are intended to further align the interests of these executives with shareholders and to provide added incentives for outstanding performance and retention.

RESTRICTED STOCK

     The Company no longer makes grants of restricted stock as part of its regular long-term incentive program, but may do so, subject to Committee approval, in certain special circumstances such as a retention or performance incentive, or as compensation for the forfeited value of incentive or stock awards at a previous employer. The Company awarded restricted stock to 13 key executives in 1996 as a retention incentive after the spin-off of Tupperware Corporation. In 1998, the Company awarded restricted stock to 20 executives in recognition of outstanding business unit performance. Additionally, 22 key executives received restricted stock that was awarded in exchange for extending the vesting date of any restricted stock they received in 1996 in connection with the Tupperware spin-off. These special awards are intended to provide enhanced performance and retention incentives.

CORPORATE PERFORMANCE & CEO PAY

     The Board increased Mr. Ringler's salary from $675,000 to $750,000. As of December 1998, Mr. Ringler's salary approximates the predicted median of the survey data referred to previously.

     Based upon a comparison of Mr. Ringler's annual compensation package (salary plus annual bonus) with the compensation packages of the CEO's in the competitive data referred to previously, Mr. Ringler's compensation opportunity at target approximates the predicted market median.

     In 1998, the Company's net income rose 16.1% to a record $136.1 million from 1997's $117.3 million, excluding the fourth quarter 1997 restructuring charge. Based on these financial results, Mr. Ringler earned an annual incentive award of $975,000 (200% of target), up 35.5% from $719,550 in 1998.
Additionally, Mr. Ringler received an award of $684,694 (280.9% of target) under the Company's 1996 to 1998 Long-Term Incentive plan. No long-term incentive was paid in 1997.

     The Committee granted 100,000 option shares to Mr. Ringler, taking into consideration Company performance, the scope of Mr. Ringler's responsibility, competitive awards granted to CEO's at like-sized organizations, and the number of options previously granted to him. The Committee believes this option award to be 9.6% above average for CEO's of like-sized organizations. The Committee also made a special grant of 60,000 option shares and awarded 12,000 restricted stock shares to Mr. Ringler, in exchange for extending the vesting date on option and restricted stock grants received in 1996 in connection with the Tupperware spin-off. The special grant was made as a retention incentive and to further align his interests with shareholders.

     Under the Company's executive compensation program, the total compensation ultimately attainable by executive officers depends to a significant degree on consistent achievement of financial objectives established by the Committee. The Committee believes that the CEO and other executive officers are being appropriately compensated in a manner that relates to financial performance and is in the shareholders' long-term interests.

COMPENSATION AND DIRECTORS COMMITTEE

Janice D. Stoney -- Chairperson
Harry W. Bowman
Lloyd C. Elam
Richard S. Friedland

                     CUMULATIVE TOTAL SHAREHOLDER RETURN(1)
                      DECEMBER 1993 THROUGH DECEMBER 1998

                               PERFORMANCE GRAPH

------------------------------------------------------------------------------------------------------------------------
                                    1993           1994           1995           1996           1997           1998
------------------------------------------------------------------------------------------------------------------------
  Premark                         $100.00        $113.59        $131.15        $203.71        $269.06        $325.21
------------------------------------------------------------------------------------------------------------------------
  Value Line Diversifieds         $100.00        $105.71        $150.85        $185.72        $236.86        $302.18
------------------------------------------------------------------------------------------------------------------------
  S&P 500                         $100.00        $101.36        $139.32        $171.23        $228.27        $293.04
------------------------------------------------------------------------------------------------------------------------
  S&P MidCap 400                  $100.00        $ 96.46        $126.23        $150.41        $198.87        $236.58
------------------------------------------------------------------------------------------------------------------------

---------------
(1) The graph compares the performance of the Company's common stock to the Standard & Poor's 500 Stock Index, the Standards & Poor's MidCap 400 Index, within which the Company is included, and the Value Line Diversified Company Industry Index at December 31st of each year. This graph assumes that the value of the investment in the Company's common stock and each index was $100 at December 31, 1993, and that all dividends were reinvested, including the value of Tupperware Corporation stock distributed on May 31, 1996. The Board believes that the Standard and Poor's MidCap 400 Index more fairly reflects the size and financial characteristics of the Company than the Standard & Poor's 500 Stock Index. As a diversified manufacturer and seller of a broad line of consumer and commercial products, the Company is not easily categorized with other more specific industry indices. Further, many of the companies with which the Company competes are private, and peer group comparative data are not available. Past performance is not necessarily an indication of future performance.

SUMMARY COMPENSATION TABLE

     The table sets forth the annual and long-term compensation, attributable to all service in the fiscal years 1998, 1997 and 1996, paid to or deferred by (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of the Company at the end of the year (the "Named Officers"):

                                                                                  LONG-TERM COMPENSATION
                                                                           ------------------------------------
                                          ANNUAL COMPENSATION                      AWARDS             PAYOUTS
                               -----------------------------------------   -----------------------   ----------
                                                               OTHER       RESTRICTED
                                                               ANNUAL        STOCK      SECURITIES      LTIP       ALL OTHER
     NAME AND PRINCIPAL                SALARY               COMPENSATION     AWARDS     UNDERLYING    PAYOUTS     COMPENSATION
          POSITION             YEAR    ($)(1)    BONUS($)       ($)          $ (3)      OPTIONS(#)      ($)          ($)(4)
     ------------------        ----    ------    --------   ------------   ----------   ----------    -------     ------------
JAMES M. RINGLER.............  1998   $681,250   $975,000                   $405,000     160,000     $  684,694     $124,020
  Chairman of the Board,       1997    631,250   719,550      --              --         100,000         --          125,051
  Chief Executive Officer      1996    579,359   780,000      --             610,000     240,000      1,170,000       70,898
  and President
JOHN M. COSTIGAN.............  1998    280,000   252,000                      67,500      23,000        176,967       41,746
  Senior Vice President,       1997    275,000   206,640      --              --          18,000         --           44,658
  General Counsel              1996    270,000   243,000      --             152,500      40,000        364,500       30,708
  & Secretary
JOSEPH W. DEERING............  1998    366,000   371,000                      --          32,000          6,400       19,429
  Group Vice President         1997    356,000   286,580      --              --          30,000         --           12,930
  and President, Food          1996    352,667    75,000(2)   --             335,500      85,000        534,000       18,211
  Equipment Group
WILLIAM R. REEB..............  1998    320,000   335,000                     335,719      50,000        251,250       46,099
  Group Vice President         1997    286,250   290,000      --              --          30,000         45,820       17,978
  and President,               1996    242,514   367,500(2)   --             244,000      60,000        367,500       21,477
  Wilsonart International
LAWRENCE B. SKATOFF..........  1998    331,500   334,000                      67,500      23,000        234,552       51,547
  Senior Vice President        1997    322,000   264,040      --              --          18,000         --           55,998
  and Chief Financial          1996    322,000   322,000      --             152,500      40,000        483,000       38,082
  Officer

---------------

(1) Includes amounts held in the Retirement Savings Plan that were deferred pursuant to Section 401(k) of the Internal Revenue Code (the "Code") and amounts deferred under the Supplemental Plan (see footnote 4), as well as Code Section 125 contributions to the Flexible Benefits Plan.

(2) Represents a discretionary award to Mr. Deering in recognition of positive developments during the year, which were expected to result in improved performance in future years. In the case of Mr. Reeb, the amount includes a special award of $122,500 in recognition of extraordinary business unit performance for the year.

(3) Represents the market value of restricted shares on the date of grant. The number, vesting schedule and value of restricted stock held at the end of the 1998 fiscal year are as follows:

                                                                                                        VESTING SCHEDULE
                                                              DATE OF      NUMBER OF                   ------------------
                             NAME                              GRANT      SHARES HELD      VALUE       SHARES      DATE
                             ----                             -------     -----------      -----       ------      ----
    Mr. Ringler...........................................    05/20/96      40,000       $1,301,252    40,000    01/15/01
                                                              12/10/98      12,000          390,376    12,000    12/10/02
    Mr. Costigan..........................................    05/20/96      10,000          325,313    10,000    01/15/01
                                                              12/10/98       2,000           65,063    2,000     12/10/02
    Mr. Deering...........................................    05/20/96      22,000          715,689    22,000    05/20/99
    Mr. Reeb..............................................    05/20/96      16,000          520,501    16,000    01/15/01
                                                              03/04/98       4,350          141,511    4,350     03/04/01
                                                              12/10/98       6,000          195,188    6,000     12/10/02
    Mr. Skatoff...........................................    05/20/96      10,000          325,313    10,000    01/15/01
                                                              12/10/98       2,000           65,063    2,000     12/10/02

    In the event of a Change of Control of the Company, all restricted stock shares become free of all restrictions and become nonforfeitable. Holders of restricted stock receive the same dividends as other common stockholders. The grants of December 10, 1998, were made in return for extending the vesting date on certain stock options and restricted stock granted in 1996. The March 4, 1998, grant to Mr. Reeb was in recognition of continuing outstanding business unit performance.

(4) Consists of 1998 Company contributions to the Retirement Savings Plan and amounts credited to the Supplemental Plan, which provides benefits to the Named Officers to which they would have been entitled under the Retirement Savings Plan, but for benefit limits imposed by the Code, as follows: Mr. Costigan, $12,082 and $29,644; Mr. Deering, $4,258 and $15,171; Mr. Reeb,
    $11,280 and $34,819; Mr. Ringler $11,423 and $112,597; and Mr. Skatoff,
    $12,012 and $39,535, respectively.

SECURITY OWNERSHIP OF MANAGEMENT

     The table sets forth the number of shares of the Company's common stock beneficially owned by each of the directors, each of the Named Officers, and the directors and all executive officers of the Company as a group, on March 8, 1999. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated. No director or officer owns more than 1% of the Company's common stock, except Mr. Ringler who owns 1.28%. Directors and officers as a group own 4.00%.

                                             SHARED          SHARES THAT
                                            OWNERSHIP      MAY BE ACQUIRED                                    TOTAL
                                           OR HELD BY      WITHIN 60 DAYS                   RETIREMENT        SHARES
                               SOLE       OR FOR FAMILY      OF MARCH ,       RESTRICTED      SAVINGS      BENEFICIALLY
           NAME              OWNERSHIP       MEMBERS           1999(1)          STOCK       PLAN 401(K)       OWNED
           ----              ---------    -------------    ---------------    ----------    -----------    ------------
Harry W. Bowman............     1,000        --                   3,000          --            --               4,000
John M.Costigan............    37,686        36,278(2)          323,726         12,000            820         410,510(2)
Gary P. Coughlan...........     2,000        --                 --               --            --               2,000
Ruth M. Davis..............     4,483        --                   3,793          --            --               8,276
Joseph W. Deering..........    86,802        --                 --              22,000            262         109,064
Lloyd C. Elam..............     7,171        --                  13,586          --            --              20,757
W. James Farrell...........     1,446        --                 --               --            --               1,446
Richard S. Friedland.......     1,000        --                   1,500          --            --               2,500
John B. McKinnon...........    12,800        --                  24,170          --            --              36,970
David R. Parker............     7,000        --                  54,510          --            --              61,510
William R. Reeb............    32,539        --                 118,137         26,350         48,035         225,061
James M. Ringler...........    75,000        --                 642,863         52,000         16,676         786,539
Lawrence B. Skatoff........    49,263        --                  45,507         12,000          9,164         115,934
Janice D. Stoney...........     --            2,400              54,510          --            --              56,910
All directors and executive
  officers as a group (20
  including the named
  individuals above).......   360,980        57,515(2)        1,715,091        138,350        185,897       2,457,833(2)

---------------
(1) Includes stock options granted under the Company's management incentive plans and the Director Stock Plan. Also includes estimated shares of common stock that will be paid in lieu of fees under the Director Stock Plan. In keeping with the terms of the Company's incentive plans, the exercise price and number of shares under options outstanding on the date of the Tupperware Corporation spin-off in 1996 were adjusted by the Compensation and Directors Committee in a manner to maintain the aggregate excess of market value over exercise price immediately prior to the spin-off.

(2) Includes 278 shares for which voting and investment power is disclaimed.

STOCK OPTIONS

     The following tables show grants, exercises and fiscal year-end values of stock options for the Named Officers under the Company's 1994 Incentive Plan. The Plan permits the grant of stock appreciation rights in connection with all or any part of an option, but none has been granted.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS
                                         ---------------------------------------------
                                           NUMBER OF       % OF TOTAL                                    GRANT
                                          SECURITIES        OPTIONS                                       DATE
                                          UNDERLYING       GRANTED TO     EXERCISE OR                   PRESENT
                                            OPTIONS       EMPLOYEES IN     BASE PRICE     EXPIRATION     VALUE
                NAME                     GRANTED(#)(1)    FISCAL YEAR      ($/SH)(5)         DATE        ($)(6)
                ----                     -------------    ------------    -----------     ----------    -------
John M. Costigan.....................        18,000(2)       1.68%           $29.95        08-04-08     $159,332
                                              5,000(3)       0.47%            33.75        12-09-08       49,875
Joseph W. Deering....................        32,000(2)       2.98%            29.95        08-04-08      283,258
William R. Reeb......................        32,000(2)       2.98%            29.95        08-04-08      283,258
                                             18,000(3)       1.68%            33.75        12-09-08      179,548
James M. Ringler.....................       100,000(2)       9.31%            29.95        08-04-08      885,180
                                             60,000(4)       5.59%            33.75        12-09-08      598,494
Lawrence B. Skatoff..................        18,000(2)       1.68%            29.95        08-04-08      159,332
                                              5,000(3)       0.47%            33.75        12-09-08       49,875

---------------
(1) The term of each option is 10 years. The options exercisable in 2002 (footnotes 3 and 4) were granted in return for extending the vesting date on certain options and restricted stock granted in 1996. In the event of a Change of Control of the Company, all options will become immediately exercisable, and the optionee will have the right to receive the difference between the exercise price and the then fair market value of common stock in cash.

(2) Options become exercisable August 5, 2001.

(3) Options become exercisable December 10, 2002.

(4) Options become exercisable December 10, 2002. This grant is subject to shareholder ratification through approval of proposal number 3 to amend the 1994 Incentive Plan and reapprove performance goals.

(5) Stock options are granted at the average fair market value of the Company's common stock on the date of grant rounded up to the nearest nickel.

(6) The Black-Scholes option pricing model was used. The attribution of values with the Black-Scholes model to stock option grants requires adoption of certain assumptions: a dividend yield of 1.3%; a risk-free interest rate of 5.1%; an expected stock price volatility based on historical experience of 27%; and an expected option life based on historical experience of 5.1 years. While the assumptions are believed to be reasonable, the reader is cautioned not to infer a forecast of earnings or dividends either from the model's use or from the values adopted for the model's assumptions. Any future values realized will ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                           SHARES                     UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                          ACQUIRED       VALUE        OPTIONS AT FY-END(#)(3)            FY-END($)(2)
                         ON EXERCISE    REALIZED    ---------------------------   ---------------------------
         NAME              (#)(1)        ($)(2)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            -----------    --------    -----------   -------------   -----------   -------------
John M. Costigan.......    93,107      $2,755,156     323,726         76,000      $ 8,405,710    $  742,779
Joseph W. Deering......    46,266         995,964           0        147,000                0     1,559,951
William R. Reeb........         0               0     118,137        122,000        2,516,123     1,127,919
James M. Ringler.......         0               0     642,863        440,000       16,886,510     4,433,772
Lawrence B. Skatoff....    91,781       2,190,223      45,507         76,000          924,306       742,779

---------------
(1) Upon the exercise of an option, the optionee must pay the exercise price in cash or stock.

(2) Represents the difference between the fair market value of the common stock underlying the option and the exercise price at exercise, or fiscal year-end, respectively.

(3) In keeping with the terms of the Company's incentive plans, the exercise price and number of shares under the options outstanding on the date of the Tupperware Corporation spin-off in 1996 were adjusted by the Compensation and Directors Committee in a manner to maintain the aggregate excess of market value over exercise price immediately prior to the spin-off.

LONG-TERM INCENTIVE PLAN AWARDS

     The following table shows 1998 long-term incentive awards under the Company's 1994 Incentive Plan.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                               PERFORMANCE
                                                                 OR OTHER             ESTIMATED FUTURE PAYOUTS
                                             NUMBER OF            PERIOD                   UNDER NON-STOCK
                                          SHARES, UNITS OR        UNTIL                 PRICE-BASED PLANS(1)
                                            OTHER RIGHTS        MATURATION     ---------------------------------------
                NAME                           (#)(1)           OR PAYOUT      THRESHOLD(#)    TARGET(#)    MAXIMUM(#)
                ----                      ----------------     -----------     ------------    ---------    ----------
John M. Costigan.....................           2,525            3 years            0            2,525         7,576
Joseph W. Deering....................           5,137            3 years            0            5,137        25,687
William R. Reeb......................           4,185            3 years            0            4,185        12,555
James M. Ringler.....................          12,176            3 years            0           12,176        36,528
Lawrence B. Skatoff..................           4,066            3 years            0            4,066        12,198

---------------
(1) Performance units denominated in shares, to be paid one-half in shares and one-half in cash at the share price prevailing at the time of payment.

     The Named Officers participate in a three-year Long-Term Incentive Program under the Company's 1994 Incentive Plan. The program provides for an incentive opportunity based on meeting or exceeding financial measures established by the Compensation and Directors Committee. Business unit performance measurements are based on segment profit. Corporate performance measurements are based on net income and total shareholder return relative to the Standard & Poor's MidCap 400 Index. Awards may be subject to forfeiture if the participant's employment is terminated.

     The above table sets forth the incentive opportunity for the three-year period of 1998 through 2000. Awards for this period are denominated in Company shares to increase alignment of interest between management and shareholders. For the 1998 to 2000 period, Mr. Deering and certain other executives of the Food Equipment Group have the opportunity to earn 500% of target. Payment of awards, if any, would occur in 2001 based on actual performance for the three-year period.

PENSION PLANS

PREMARK INTERNATIONAL, INC. BASE RETIREMENT PLAN

     Messrs. Costigan, Reeb, Ringler and Skatoff participate in the Premark International, Inc. Base Retirement Plan (the "Base Plan"), which provides an annual benefit of 1% (3/4 of 1% in the case of Mr. Reeb) of career pay. Compensation covered by the Base Plan includes salary and annual bonus paid in the calendar year, but does not include any long-term incentive or other cash payments. Credited years of service for each of the Named Officers are: Mr. Costigan, 28.92; Mr. Reeb, 27.42; Mr. Ringler, 9.0; and Mr. Skatoff, 7.33. Benefits are computed on a straight-life annuity basis and are not subject to any deductions for Social Security or other offset amounts. The estimated annual benefits payable upon retirement at normal retirement age for each of the Named Officers in the Base Plan are: Mr. Ringler, $226,307; Mr. Costigan, $140,346; Mr. Reeb, $89,332; and Mr. Skatoff, $66,635. The estimates take into account participation in the Base Plan, any predecessor plan formula and the Supplemental Plan, which provides benefits from general assets that would otherwise be payable from the plans but for benefit limits imposed by the Code.

RETIREMENT PLAN FOR SALARIED EMPLOYEES OF PMI FOOD EQUIPMENT GROUP

                                                                     YEARS OF SERVICE
   FINAL                                           ----------------------------------------------------
AVERAGE PAY                                        15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
-----------                                        --------   --------   --------   --------   --------
 $300,000     ...................................  $ 65,250   $ 87,000   $108,750   $130,500   $152,250
  400,000     ...................................    87,000    116,000    145,000    174,000    203,000
  500,000     ...................................   108,750    145,000    181,250    217,500    253,750
  600,000     ...................................   130,500    174,000    217,500    261,000    304,500
  700,000     ...................................   152,250    203,000    253,750    304,500    355,250
  800,000     ...................................   174,000    232,000    290,000    348,000    406,000

     Mr. Deering participates in the Base Plan with an annual benefit based on final average pay. Compensation covered by the Plan includes salary and annual bonus paid in the calendar year, but does not include any long-term incentive or other cash payments. Mr. Deering is credited with 6.58 years of service. Benefits are computed on a straight-life annuity basis and are subject to a Social Security offset.

CHANGE-OF-CONTROL ARRANGEMENTS AND EMPLOYMENT CONTRACTS

     The Company has entered into employment agreements with all of the Named Officers, which would become effective for a period of three years following a Change of Control.

     If the Company terminates the employment of the person other than for cause, or if the person terminates employment within the 30-day period following the one year anniversary of the Change of Control for any reason, or if there occurs at any time one or more significantly unfavorable changes in the terms and conditions of his employment, each person would receive a lump sum equal to
(a) three times the sum of (i) annual base salary and (ii) the greater of the most recent awards or the average of the last three years' awards, under the Annual and Long-Term Incentive Plans, plus (b) prorated maximum awards for the current year under the Annual and Long-Term Incentive Plans. The amount of any other severance payments would be subtracted from the amount payable under the employment agreement.

     A Change of Control means: (1) the acquisition by any individual, entity or group (other than the Company or fiduciaries holding securities under an employee benefit plan of the Company) of the beneficial ownership of 20% or more of the then outstanding stock of the Company or the combined voting power of the then outstanding voting securities of the Company; or (2) a hostile change in the composition of the Board of Directors such that the incumbent board ceases to constitute a majority of the Board; or (3) the approval by the shareholders of a complete liquidation or dissolution, or the sale or other disposition of all or substantially all of the assets, of the Company, or certain reorganizations, mergers or consolidations of the Company; or (4) certain restructurings in response to a pending or threatened Change of Control.

     If any payment would constitute an "excess parachute payment" within the meaning of Section 280G(b) of the Code, the Company will make the person whole with respect to any additional taxes due. In addition, each person will receive lifetime medical benefits substantially similar to those provided at the time of the Change of Control.

2. PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

     On March 3, 1999, upon the recommendation of its Audit and Corporate Responsibility Committee, the Board appointed Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 25, 1999. The appointment will be proposed for ratification at the meeting. Representatives of Ernst & Young LLP will be present at the meeting to make statements if they so desire and to respond to questions of shareholders.

     Ernst & Young LLP served as independent auditors of the Company for fiscal year 1998. Services performed by Ernst & Young LLP for the 1998 fiscal year included the annual audit of the consolidated financial statements and consultations in connection with various financial reporting, accounting, tax and other matters.

     Approval of the proposal requires the affirmative vote of a majority of the shares voted. In the event the proposal is not approved, the Board will consider the negative vote as a mandate to appoint other independent auditors for the 1999 fiscal year.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

3. PROPOSAL TO AMEND THE COMPANY'S 1994 INCENTIVE PLAN AND REAPPROVE PERFORMANCE GOALS

     In May 1994 shareholders approved the Company's 1994 Incentive Plan (the "Plan") and performance goals under the Plan, upon which incentive compensation for the Company's senior officers is based. To maintain deductibility of this compensation, material terms of performance goals must be disclosed to and re-approved by shareholders by the fifth year following shareholder approval. This proposal seeks shareholder approval of the material terms of performance goals under the Plan and approval of an amendment to the Plan necessitated by changes in the Company structure.

     The material terms of performance goals consist of the following: (a) business criteria on which performance goals are based; (b) the maximum amount of compensation payable to any individual; and (c) the individuals eligible to receive compensation.

BUSINESS CRITERIA

     Performance awards under the Plan are used to create annual and long-term incentives, which are a major component of the Company's management incentive program. The Compensation and Directors Committee ("Committee") has the discretion to establish the nature of the performance measures, the individual targets applicable to such measures, as well as the right to make adjustments that may be necessary. Performance measures are based on objective, preestablished financial formulas which take into account one or more of the following: net income, total shareholder return, economic value added, working capital turns, segment profit, cash flow, share price, market share, sales, earnings per share, or return on assets, capital or investment.

     Goals may be established that focus on specific performance by individuals or units within the Company, as well as overall Company performance. The Committee establishes target levels for each performance measure, with different levels of awards to be paid for each level. The Committee may establish different measures for different management groups. Awards may be payable either in cash, shares, or a combination of cash and shares, and may require the payment of a purchase price.

     The financial measurements used in performance goals shall exclude the effects of changes in accounting standards and non-recurring unusual events, such as write-offs, capital gains and losses, and acquisitions and dispositions of businesses. The Committee, however, retains the discretion to interpret the Plan and to reduce performance-based incentive awards.

MAXIMUM COMPENSATION

     The Short-Term Incentive annual award to any individual will not exceed $1.5 million. The Long-Term Incentive annual award to any individual will not exceed $2 million for performance periods beginning before 1998, or the prevailing value of 100,000 Company shares at the time of payment for performance periods beginning in 1998 and later.

ELIGIBLE INDIVIDUALS

     The annual performance-based award and long-term performance-based awards, the business criteria for such awards and the individuals eligible for such awards, are described in this proxy statement in the report of the Committee under the headings Short-Term Incentives and Long-Term Incentives, respectively. Eligible individuals include the Chief Executive Officer and such other elected officers whose compensation may in any year be reportable in the Company's proxy statement.

AMENDMENT

     Fundamental changes in the Company structure have occurred since adoption of the Plan in 1994. On May 31, 1996, the Company established its Tupperware business as an independent company through a pro-rata distribution of all Tupperware stock as a dividend to shareholders. A natural result of the distribution was that the stock market adjusted the price of Company stock downward by the value of the Tupperware stock distributed to Company shareholders. Consequently, a larger number of shares of Company stock became required to provide target incentives under the Plan. Those increased numbers of shares represent a larger percentage of the total number of shares available for stock options under the Plan.

     The Internal Revenue Code requires that qualifying plans state the maximum number of shares available for options to be granted to any employee. The Plan specifies that no more than 10% of the number of shares available for stock options under the Plan may be awarded to any individual over the duration of the Plan. This maximum currently is insufficient to provide target incentives consistent with the purposes of the Plan, which are to link management interests with those of the Company's shareholders and provide incentives for outstanding performance and retention of superior management.

     The Board proposes that the 10% limitation be increased to 20%. The Board believes that a 20% limitation will permit the Board to accomplish the purposes of the Plan to the ultimate benefit of shareholders. This amendment will also serve to ratify the grant to Mr. James M. Ringler of options on 60,000 shares exercisable on December 10, 2002. The grant was made on December 10, 1998, subject to shareholder approval because it would exceed the Plan's 10% limitation.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE COMPANY'S 1994 INCENTIVE PLAN AND REAPPROVE PERFORMANCE GOALS.

4. OTHER MATTERS

DISCRETIONARY AUTHORITY

     At the time of mailing of this proxy statement, the Board was not aware of any other matters that might be presented at the meeting. If any matter not described in this proxy statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with their judgment.

NOTICE REQUIREMENTS

     The Company's By-Laws require written notice to the Company of a nomination for election as a director (other than a nomination by the Board) and of the submission of a proposal (other than a proposal by the Board) for consideration at an annual meeting of shareholders. The notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, as the case may be. Such notice must be received by the Company at least 90 days but no more than 120 days prior to the anniversary date of the previous year's annual meeting. Matters to be raised by a shareholder at the 2000 annual meeting must be received by the Company on or after January 6, 2000, but no later than February 5, 2000. A copy of the applicable By-Law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

     Any shareholder who desires to propose a candidate for election to the Board should send a letter of recommendation to the attention of the Secretary of the Company. The letter should contain the name and address of the proposing shareholder and the proposed candidate, a written consent of the proposed candidate and the complete business, professional and educational background of the proposed candidate.

     In addition to the foregoing, any shareholder who desires to have a proposal included in the Company's proxy solicitation material relating to the Company's 2000 annual meeting of shareholders should send a signed notice of intent to the Secretary of the Company. This notice, including the text of the proposal, must be received no later than November 25, 1999.

EXPENSES AND METHODS OF SOLICITATION

     The expenses of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally, by telephone or other means of communication, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company's common stock, and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

     Georgeson & Company Inc. has been retained by the Company to aid in the solicitation of proxies and will be paid $10,000, plus expenses, for its services.

                                          By order of the Board of Directors,

                                          JOHN M. COSTIGAN
                                          JOHN M. COSTIGAN
                                          Secretary
Dated: March 23, 1999

      YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY.
           RETURN IT PROMPTLY IN THE ACCOMPANYING POSTPAID ENVELOPE.

          PREMARK INTERNATIONAL
[LOGO]    1717 DEERFIELD ROAD, DEERFIELD, ILLINOIS 60015-3978   VOTING INSTRUCTION CARD
---------------------------------------------------------------------------------------


THIS VOTING INSTRUCTION CARD IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 5, 1999.

As a participant in a benefit plan sponsored by Premark International, Inc., you have the right to give written instructions to the trustee of the plan as to the voting of the shares of the Corporation's common stock held for your benefit by the plan.

This voting instruction card when properly signed will be voted in the manner you direct. IF NO DIRECTION IS MADE, THIS VOTING INSTRUCTION CARD WILL BE TAKEN AS AUTHORITY TO VOTE "FOR" THE ELECTION OF ALL OF THE NOMINEES IN ITEM 1, TO VOTE "FOR" ITEMS 2 AND 3, AND TO VOTE UPON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF. If this card is not returned or is returned unsigned, the trustee will vote the shares in accordance with the terms of the Master Defined Contribution Trust.

Your vote is important. Please indicate your vote, sign, date and return the card promptly in the enclosed postpaid envelope.

[LETTERHEAD OF PREMARK INTERNATIONAL]                                      PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 5, 1999.

The shares of stock you hold in your account will be voted as you specify below.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3.

By signing the proxy, you revoke all prior proxies and appoint John B. McKinnon, David R. Parker, and James M. Ringler, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.









                      See reverse for voting instructions.

                               Please detach here





         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1.   Election of directors:  01  Harry W. Bowman      02 Gary P. Coughlan       [ ]  Vote FOR                [ ] Vote WITHHELD
                             03  W. James Farrell     04 Janice D. Stoney            all nominees                from all nominees

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,         ----------------------------------------------------
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)        |                                                  |
                                                                                ----------------------------------------------------
2.   Ratification of auditors.
                                                                                    [ ]  For       [ ]  Against      [ ] Abstain
3.   Proposal to amend the 1994 Incentive Plan and reapprove performance goals.     [ ]  For       [ ]  Against      [ ] Abstain

4. In their discretion, to vote upon other matters properly coming before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box [ ]            I plan to attend the meeting [ ]
Indicate changes below:                                                              Date
                                                                                         -------------------------------------------

                                                                                ----------------------------------------------------
                                                                                |                                                  |
                                                                                ----------------------------------------------------
                                                                                Signature(s) in Box
                                                                                Please sign exactly as your name(s) appear on Proxy.
                                                                                If held in joint tenancy, all persons must sign.
                                                                                Trustees, administrators, etc., should include title
                                                                                and authority. Corporations should provide full name
                                                                                or corporation and title of authorized officer
                                                                                signing the proxy.  Receipt of the Notice of
                                                                                Meeting, Proxy Statement dated March 23, 1999, and
                                                                                1998 Annual Report to Shareholders is acknowledged.